[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

Exhibit 5.1

May 1, 2019

Moelis & Company

399 Park Avenue, 5th Floor

New York, New York 10022

Re:	Moelis & Company
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Moelis & Company, a Delaware corporation (the “Company”), in connection with (a) the offering by the Company of up to an aggregate of 2,621,345 shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”), that may be issued from time to time to certain holders of Class A partnership units in Group LP (as defined below) (such shares of Class A common stock, the “Exchange Shares”) and (b) the resale by the selling stockholders named in the table under the heading “Selling Stockholders” in the Registration Statement (as defined below) (the “Selling Stockholders”) of up to an aggregate of 950,575 shares of Class A common stock (the “Selling Stockholder Shares” and, together with the Exchange Shares, the “Shares”). The Exchange Shares are issuable pursuant to the Amended and Restated Agreement of Limited Partnership of Moelis & Company Group LP, a Delaware Limited Partnership (“Group LP”), dated as of April 15, 2014 and as further amended on November 7, 2014 (the “Partnership Agreement”), by and among Moelis & Company Group GP LLC, the Company and each of the limited partners thereto. The Selling Stockholder Shares are either (i) issued and outstanding as of the date hereof (the “Outstanding Shares”) or (ii) issuable upon the vesting of certain restricted stock units pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Plan”) or upon the exercise of certain options, in each case, previously granted to the Selling Stockholders (collectively, the “Grant Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-3 (File No. 333-221743) of the Company relating to Class A common stock filed on November 24, 2017, with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)    the prospectus, dated November 24, 2017 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)    the prospectus supplement, dated May 1, 2019 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)    the Plan;

(e)    a copy of each agreement for the issuance of the Grant Shares (the “Grant Agreements”);

(f)    a copy of the Partnership Agreement;

(g)    an executed copy of a certificate of Osamu R. Watanabe, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(h)    a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) certified by the Secretary of State of the State of Delaware as of May 1, 2019, and as of June 30, 2014, August 28, 2017 and October 31, 2018, and certified pursuant to the Secretary’s Certificate;

(i)    a copy of the Company’s bylaws, as amended and in effect as of the date hereof and as of June 30, 2014, August 28, 2017, and October 31, 2018 (the “Bylaws”), certified pursuant to the Secretary’s Certificate; and

(h)    a copy of certain resolutions of the Board of Directors of the Company adopted on June 30, 2014 and August 28, 2017, and a copy of a written consent of the Compensation Committee of the Board of Directors thereof, dated October 31, 2018, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, Group LP and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, Group LP, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In addition, we have assumed that the consideration recited in the resolutions of the Board of Directors approving the issuance of the Exchange Shares and the Grant Shares will be received in full by the Company and that the consideration recited in the resolutions of the Board of Directors approving the Outstanding Shares has been received in full. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, Group LP and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.     The Exchange Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Exchange Shares are issued in accordance with the terms of the Partnership Agreement in exchange for Class A partnership units in Group LP, will be validly issued, fully paid and nonassessable.

2.     The Grant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Grant Shares are issued in accordance with the terms of the Plan and the Grant Agreements, will be validly issued, fully paid and nonassessable.

3.    The Outstanding Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

In rendering the foregoing opinions we have assumed that the issuance of the Shares, at all applicable times, did not and will not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJZ